Exhibit 99.1

Stock Yards Bancorp Reports Record Earnings for First Quarter 2019 of $15.6 Million or $0.68 Per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 24, 2019--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the first quarter ended March 31, 2019. Total revenue, comprising net interest income and non-interest income, increased 7% to $40.7 million for the first quarter of 2019 from $38.2 million for the first quarter of 2018. Net income before income taxes increased 6% to $17.5 million for the first quarter of 2019 from $16.5 million for the year-earlier quarter. Net income for the first quarter of 2019, which includes a state income tax benefit discussed below, rose 17% to $15.6 million or $0.68 per diluted share from $13.4 million or $0.58 per diluted share for the first quarter of 2018.

(dollar amounts in thousands, except per share data)	1Q19	4Q18	1Q18
Net interest income	$29,657	$29,912	$27,309
Provision for loan and lease losses	600	-	735
Non-interest income	11,062	11,576	10,909
Non-interest expenses	22,639	24,565	21,027
Income before income tax expense	17,480	16,293	16,456
Income tax expense	1,839	2,265	3,052
Net income	$15,641	$14,658	$13,404
Net income per share, diluted	$0.68	$0.64	$0.58
Net interest margin	3.89%	3.84%	3.79%
Efficiency ratio	55.52%	59.12%	54.89%
Common equity Tier 1 capital ratio	13.11%	13.00%	12.16%
Annualized return on average equity	17.09%	16.23%	16.15%
Annualized return on average assets	1.94%	1.78%	1.76%

Key factors affecting the Company's results for the first quarter of 2019 included:

  Average loans increased $88.2 million year over year, contributing to an 18% increase in interest income on a comparable quarter basis, while total average deposits increased 7% to support loan growth;
  Continued robust loan production was offset by a high level of loan payoffs;
  Net interest margin rose 10 basis points compared with the same quarter of 2018 consistent with higher yields on loans, loan prepayment penalties and an increase in non-interest bearing deposits;
  Credit quality metrics remained strong, as the Company experienced its second consecutive quarter of net loan loss recoveries;
  The Wealth Management and Trust Group (WM&T) posted consistent performance against a strong first quarter last year;
  Card income and Treasury Management fees, bolstered by increased usage and expanding customer bases, continue to stand out as diversifying revenue streams; and
  The effective income tax rate declined to 10.5% primarily due to the recognition of a state deferred tax asset related to the repeal of the Kentucky Franchise Tax as of 2021, the effect of which added $0.06 to net income per diluted share for the first quarter 2019.

"Stock Yards Bancorp registered another strong quarter with the opening of 2019," said James A. (Ja) Hillebrand, Chief Executive Officer. "Key elements supporting the Company's results included near-record loan production during the quarter paired with solid year-over-year growth in average loans and deposits, the continuation of very sound credit quality metrics, and an ongoing improvement in net interest margin. These positive factors not only helped us again achieve record earnings, both before and after income tax expense, they also underscored the substantial and fundamental strength of our business model. The Company's history of success and consistent performance owes much to a diversified revenue stream that emanates from the broad range of products and services we offer, along with the geographic diversification we have achieved by expansion to two major metro markets. These strategies, and our successful implementation of them, continue to differentiate Stock Yards Bancorp among community bank peers and provide us with a solid platform from which to grow.

"Loan production in the first quarter of 2019 was very strong, among the best quarterly performances in our company's history, yet we also encountered a record level of loan payoffs – mainly related to collateral sales – that offset that progress," Hillebrand continued. "A familiar trend over the past few years and a natural aspect of a buoyant economy, high loan payoffs reflect attractive opportunities for our customers to monetize assets through opportunistic asset sales. Additionally, we are seeing aggressive permanent financing competition from non-traditional lending institutions. However, we remain focused on the formation of lasting customer relationships – building one relationship at a time – that frequently span multiple generations. Considering our historic focus on these core areas, we recognize the pattern of payoffs that come with this territory and know the opportunities as well. We value the chance to develop long-lasting client associations that entail both lending and deposits, which helps us retain customers across economic cycles like we see now." Hillebrand noted that while the Company has achieved exceptional loan production in pursuit of prudent growth in a competitive environment, it also remains committed to a conservative credit quality culture, as evidenced by key metrics that remain at historically strong levels.

As to revenue diversity, Hillebrand pointed out that the WM&T Group, which has $3.0 billion of assets under management, provided 49% of the Company's non-interest income for the first quarter of 2019. Against a strong first quarter of 2018, WM&T again posted solid results and enjoyed ongoing new business acquisition. Also, revenue from debit and credit cards, along with treasury management fees, combined to account for 26% of first quarter non-interest income. These diverse sources remain key to long-term stability in revenue growth by offsetting soft conditions that occur in other areas, like those currently experienced in mortgage banking, which faces a continued industry-wide slowdown due to higher rates and a tight housing market.

Hillebrand also noted that the Company remains on track to complete the acquisition of King Bancorp and its subsidiary King Southern Bank on the close of business April 30, 2019. The transaction, which will add customers in the Louisville market and extend the Company's reach to neighboring Nelson County, has received regulatory approval and remains subject only to customary closing conditions.

"As we have previously disclosed, Executive Vice President and Chief Financial Officer Nancy Davis will retire from the Company on April 30, 2019. On behalf of the Board of Directors and everyone at Stock Yards Bancorp, I would like to thank Nancy for the significant contributions she has made to the Company over her 27-year tenure, helping us grow from $222 million in assets in 1991 to $3.3 billion in assets today. Nancy has played a vital role in our growth and success, positioning us among the strongest and highest performing community banks in the nation. We wish Nancy nothing but the best in her retirement.”

In closing, Hillebrand said, "Our outstanding results for the first quarter reflect both the vibrant economies within our footprint and our solid execution of long-term strategies. Equally important are the hard work and dedication put forth by our team in delivering an unrivaled banking experience for our customers, and for this I am grateful. We look toward the remainder of the year with a sense of confidence and optimism, supported by attractive business fundamentals, a strong loan production pipeline and the opportunity to welcome new customers from King Southern Bank with a broader range of services. Considering these factors, we remain well positioned to extend our track record of top- and bottom-line growth in 2019."

First Quarter 2019 Compared with First Quarter 2018

Total assets remained level at $3.3 billion.

  This was primarily due to a 0.5% increase in the Company's loan portfolio, which rose $13.3 million.

Total deposits increased $179.2 million or 7% to $2.8 billion.

  This primarily reflected an increase in time deposits and demand deposits.
  Core deposits, which exclude brokered deposits and time deposits greater than $250,000, represented 97% of total deposits.

Asset quality, which has remained exceptional and has trended within a narrow range over the past several years, remains strong. While the Company is pleased with this performance, management recognizes the cyclical nature of banking and believes asset quality metrics will normalize over the long term, which will eventually result in higher provisioning for loan and lease losses.

  Non-performing loans (NPLs) were $3.8 million or 0.15% of total loans outstanding versus $12.3 million or 0.49% of total loans outstanding.
  Non-performing assets (NPAs), which include NPLs along with other real estate owned and repossessed assets, were $4.6 million or 0.14% of total assets versus $12.6 million or 0.38% of total assets.
  Based on a net loan loss recovery of $330 thousand versus net charge-offs of $1.4 million in the first quarter of 2018, combined with other considerations, including the overall level of risk in the portfolio, the Company provided $600 thousand for loan and lease losses in the first quarter of 2019 versus $735 thousand in the first quarter of 2018.
  The allowance for loan and lease losses relative to total end-of-period loans increased nine basis points to 1.05% from 0.96%.

The Company remained "well capitalized" – the highest capital rating for financial institutions.

  Total equity to assets was 11.52% and tangible common equity ratio was 11.47%, both improving from 10.28% and 10.23%, respectively (tangible common equity is a non-GAAP financial measure (2)).
  Even with its strong capital position, the Company continues to consistently achieve industry-leading returns on equity due to its superior earnings performance.
  Stock Yards Bancorp continues to pursue and consider strategies to enhance stockholder value, including a substantial and sustained dividend payout ratio. In February 2019, the Company's Board of Directors continued the higher rate of $0.25 per common share initially set in August 2018. With the August increase, Stock Yards Bancorp has raised its quarterly dividend rate a total of 11 times since 2013, including two increases during 2018 and each of the previous four years.
  The Company also opportunistically pursues strategic fill-in or adjacent-market acquisitions to augment organic growth and its capital allocation strategies. In December 2018, the Company announced its planned acquisition of King Bancorp, the holding company for King Southern Bank.

Net interest income – the Company's largest source of revenue – increased approximately $2.3 million or 9% to $29.7 million.

  Interest income rose $5.3 million or 18%. This increase was primarily driven by higher market interest rates and average loan volumes;
  As anticipated, interest expense increased 121% during the first quarter due to growth of deposits – primarily time deposits – resulting from a deposit-gathering campaign last year, along with higher costs on those deposits. That campaign, together with ongoing competition for deposits, could cause funding costs to increase further in 2019.
  Net interest margin increased 10 basis points to 3.89%. This primarily reflected the positive impact of increases in the prime rate, which was 75 basis points higher in the first quarter of 2019 versus the same period of 2018 and higher loan prepayment penalties;
  Approximately 40% of the Company's current loan portfolio is priced at variable rates, so any future rate increases will benefit this part of the portfolio. The remainder of the portfolio is priced at fixed rates. As these loans renew and the Bank originates new fixed-rate loans, pricing could be higher, but pricing will be subject to competitive conditions, prevailing interest rates and a flattening or inverted yield curve.

Non-interest income increased $153 thousand or 1.4% to $11.1 million.

  Increases in fees from debit and credit cards, treasury management fees, as well as other non-interest income were partially offset by lower deposit service charges, mortgage banking income, as well as a slight decrease in WM&T service fees.

Non-interest expenses increased $1.6 million or 8% to $22.6 million.

  The increase primarily reflected an increase in compensation expenses resulting from the addition of new employees to support growth and regular annual salary increases;
  Technology and communication expenses increased due to ongoing investments in hardware and software, as well as higher processing fees for debit and credit cards that mirror growing fee income from debit and credit cards;
  Other non-interest expense increased primarily because of a gain on the sale of other real estate owned that was included in the first quarter of 2018.

The Company's effective tax rate declined to 10.5% from 18.5% primarily because of the recognition of a state deferred tax asset following legislative action to repeal of the Kentucky Franchise Tax in 2021.

  Beginning in 2021, Kentucky franchise tax will be replaced with an income-based tax at a rate of 5%, which is expected to result in higher state taxes to the Company compared with the former capital-based franchise tax that has been historically included in non-interest expenses.

First Quarter 2019 Compared with Fourth Quarter 2018

Total loans declined $22 million or 1%.

  Strong loan production in the first quarter of 2019 was more than offset by a historic level of loan payoffs.

Total deposits decreased $42 million or 2%.

  This primarily was due to a seasonal decrease in interest bearing and non-interest bearing demand deposits.

Asset quality remained at historically strong levels.

  NPLs were $3.8 million or 0.15% of total loans outstanding versus $3.4 million or 0.13% of total loans outstanding.
  NPAs were $4.6 million or 0.14% of total assets versus $4.4 million or 0.13% of total assets.
  Net loan loss recoveries were $330 thousand versus $312 thousand, the second consecutive quarter of net recoveries.
  The Company recorded a provision for loan and lease losses of $600 thousand; there was no provision in the fourth quarter of 2018.
  The allowance for loan and lease losses relative to total end-of-period loans was 1.05%, an increase of five basis points from the fourth quarter of 2018.

Net interest income declined 1%.

  Interest income rose $25 thousand or 0.1%.
  Interest expense rose $280 thousand or 6% primarily due to higher funding costs.
  Net interest margin increased five basis points to 3.89%.

Non-interest income decreased 4%.

  Increases in WM&T service fees and other non-interest income were offset by declines in deposit service charges, treasury management fees and bank owned life insurance, with the prior quarter reflecting the rare receipt of life insurance proceeds.

Non-interest expenses declined 8%.

  This decrease reflected primarily lower amortization/impairment of investments in tax credit partnerships caused by the irregular timing of such opportunities, which causes corresponding expenses and tax benefits to vary widely, along with lower legal and professional fees.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.3 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See Risk Factors outlined in the Company's Form 10-K for the year ended December 31, 2018. Additionally, these forward-looking statements include, but are not limited to, statements relating to the expected timing and benefits of the proposed acquisition of King Bancorp, Inc., including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the acquisition, as well as other statements of expectations regarding the acquisition and other statements of goals, intentions and expectations; statements regarding its business plan and growth strategies; statements regarding the asset quality of King Bancorp's loan and investment portfolios; and estimates of King Bancorp's risks and future costs and benefits, whether with respect to the acquisition or otherwise.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2019 Earnings Release
(In thousands unless otherwise noted)

	Three Months Ended
	March 31,
Income Statement Data	2019	2018

Net interest income, fully tax equivalent (1)	$29,713	$27,402
Interest income:
Loans and leases	$31,544	$27,062
Federal funds sold and interest bearing due from banks	733	268
Mortgage loans held for sale	37	35
Securities	2,715	2,379
Total interest income	35,029	29,744
Interest expense:
Deposits	5,066	2,077
Securities sold under agreements to repurchase and other short-term borrowings	85	123
Federal Home Loan Bank (FHLB) advances	221	235
Total interest expense	5,372	2,435
Net interest income	29,657	27,309
Provision for loan and lease losses	600	735
Net interest income after provision for loan and lease losses	29,057	26,574
Non-interest income:
Wealth management and trust services	5,439	5,500
Deposit service charges	1,247	1,411
Debit and credit card income	1,744	1,508
Treasury management fees	1,157	1,047
Mortgage banking income	482	576
Net investment product sales commissions and fees	356	404
Bank owned life insurance	178	187
Other	459	276
Total non-interest income	11,062	10,909
Non-interest expenses:
Compensation	11,801	10,970
Employee benefits	2,642	2,633
Net occupancy and equipment	1,858	1,818
Technology and communication	1,773	1,630
Debit and credit card processing	587	566
Marketing and business development	625	646
Postage, printing, and supplies	406	391
Legal and professional	534	493
FDIC insurance	238	242
Amortization/impairment of investments in tax credit partnerships	52	-
Capital and deposit based taxes	904	852
Other	1,219	786
Total non-interest expenses	22,639	21,027
Income before income tax expense	17,480	16,456
Income tax expense	1,839	3,052
Net income	$15,641	$13,404

Net income per share, basic	$0.69	$0.59
Net income per share, diluted	0.68	0.58
Cash dividend declared per share	0.25	0.23

Weighted average shares - basic	22,661	22,577
Weighted average shares - diluted	22,946	22,931

	March 31,
Balance Sheet Data	2019	2018

Loans and leases	$2,525,709	$2,512,388
Allowance for loan and lease losses	26,464	24,203
Total assets	3,281,016	3,285,480
Non-interest bearing deposits	698,783	681,936
Interest bearing deposits	2,053,757	1,891,428
FHLB advances	47,853	49,140
Stockholders' equity	377,994	337,702
Total shares outstanding	22,823	22,730
Book value per share (2)	$16.56	$14.86
Tangible common equity per share (2)	16.49	15.44
Market value per share	33.81	35.10

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2019 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2019	2018

Federal funds sold and interest bearing due from banks	$122,189	$71,186
Mortgage loans held for sale	1,727	2,098
Securities available for sale	437,619	417,708
FHLB stock and other securities	10,192	7,687
Loans and leases	2,538,940	2,450,703
Total earning assets	3,100,352	2,931,338
Total assets	3,271,258	3,090,891
Interest bearing deposits	2,048,830	1,893,256
Total deposits	2,743,701	2,563,184
Securities sold under agreement to repurchase other short-term borrowings	48,956	97,535
FHLB advances	47,962	49,247
Total interest bearing liabilities	2,145,748	2,040,038
Total stockholders' equity	371,070	336,570

Performance Ratios
Annualized return on average assets	1.94%	1.76%
Annualized return on average equity	17.09%	16.15%
Net interest margin, fully tax equivalent	3.89%	3.79%
Non-interest income to total revenue, fully tax equivalent	27.13%	28.47%
Efficiency ratio, fully tax equivalent (3)	55.52%	54.89%

Capital Ratios
Total stockholders' equity to total assets (2)	11.52%	10.28%
Tangible common equity to tangible assets (2)	11.47%	10.23%
Average stockholders' equity to average assets	11.34%	10.89%
Total risk-based capital	14.04%	13.04%
Common equity tier 1 capital	13.11%	12.16%
Tier 1 risk-based capital	13.11%	12.16%
Leverage	11.57%	11.05%

Loans by Type
Commercial and industrial	$827,747	$843,478
Construction and land development	244,548	235,872
Real estate mortgage - commercial investment	586,648	590,942
Real estate mortgage - owner occupied commercial	428,163	407,733
Real estate mortgage - 1-4 family residential	277,847	272,900
Home equity - first lien	48,656	51,595
Home equity - junior lien	66,837	64,108
Consumer	45,263	45,760
Total loans and leases	$2,525,709	$2,512,388

Asset Quality Data
Allowance for loan and lease losses to total loans	1.05%	0.96%
Allowance for loan and lease losses to average loans	1.04%	0.99%
Allowance for loan and lease losses to non-performing loans	634%	197%
Non-accrual loans	$3,273	$11,422
Troubled debt restructurings	39	843
Loans past due 90 days or more and still accruing	454	-
Total non-performing loans	3,766	12,265
Other real estate owned	878	360
Total non-performing assets	4,644	12,625
Non-performing loans to total loans	0.15%	0.49%
Non-performing assets to total assets	0.14%	0.38%
Net charge-offs (recoveries)	$(330)	$1,417
Net charge-offs (recoveries) to average loans (4)	-0.01%	0.06%

Stock Yards Bancorp, Inc. Financial Information (unaudited) First Quarter 2019 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Net interest income, fully tax equivalent (1)	$29,713	$29,972	$28,590	$28,759	$27,402
Net interest income	$29,657	$29,912	$28,521	$28,674	$27,309
Provision for loan and lease losses	600	-	735	1,235	735
Net interest income after provision for loan and lease losses	29,057	29,912	27,786	27,439	26,574
Non-interest income:
Wealth management and trust services	5,439	5,312	5,380	5,344	5,500
Deposit service charges	1,247	1,419	1,482	1,447	1,411
Debit and credit card income	1,744	1,813	1,759	1,689	1,508
Treasury management fees	1,157	1,260	1,151	1,113	1,047
Mortgage banking income	482	534	712	746	576
Net investment product sales commissions and fees	356	432	444	397	404
Bank owned life insurance	178	565	186	191	187
Other	459	241	312	508	276
Total non-interest income	11,062	11,576	11,426	11,435	10,909
Non-interest expenses:
Compensation	11,801	11,824	11,607	11,703	10,970
Employee benefits	2,642	2,452	2,501	2,512	2,633
Net occupancy and equipment	1,858	2,110	1,914	1,811	1,818
Technology and communication	1,773	1,660	1,595	1,685	1,630
Debit and credit card processing	587	594	588	579	566
Marketing and business development	625	908	740	805	646
Postage, printing, and supplies	406	397	370	400	391
Legal and professional	534	1,116	501	504	493
FDIC insurance	238	243	238	238	242
Amortization/impairment of investments in tax credit partnerships	52	1,179	-	58	-
Capital and deposit based taxes	904	873	738	862	852
Other	1,219	1,209	989	979	786
Total non-interest expenses	22,639	24,565	21,781	22,136	21,027
Income before income tax expense	17,480	16,923	17,431	16,738	16,456
Income tax expense	1,839	2,265	3,555	3,159	3,052
Net income	$15,641	$14,658	$13,876	$13,579	$13,404

Net income per share, basic	$0.69	$0.65	$0.61	$0.60	$0.59
Net income per share, diluted	0.68	0.64	0.60	0.59	0.58
Cash dividend declared per share	0.25	0.25	0.25	0.23	0.23

Weighted average shares - basic	22,661	22,638	22,636	22,625	22,577
Weighted average shares - diluted	22,946	22,907	22,968	22,979	22,931

	Quarterly Comparison
Balance Sheet Data	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Cash and due from banks	$44,014	$51,892	$66,029	$44,052	$41,622
Federal funds sold and interest bearing due from banks	67,326	147,047	54,451	10,948	15,254
Mortgage loans held for sale	2,981	1,675	2,533	2,053	4,239
Securities available for sale	507,131	436,995	550,091	574,570	598,081
FHLB stock and other securities	9,779	10,370	10,370	10,370	8,876
Loans and leases	2,525,709	2,548,171	2,534,483	2,577,960	2,512,388
Allowance for loan and lease losses	26,464	25,534	25,222	24,873	24,203
Total assets	3,281,016	3,302,924	3,324,797	3,323,840	3,285,480
Non-interest bearing deposits	698,783	711,023	705,386	715,974	681,936
Interest bearing deposits	2,053,757	2,083,333	1,892,652	1,824,487	1,891,428
Securities sold under agreements to repurchase	34,633	36,094	53,883	58,808	67,892
Federal funds purchased and other short-term borrowings	12,218	10,247	231,344	286,460	215,233
FHLB advances	47,853	48,177	48,500	48,821	49,140
Stockholders' equity	377,994	366,500	352,980	345,515	337,702
Total shares outstanding	22,823	22,749	22,746	22,746	22,730
Book value per share (2)	$16.56	$16.11	$15.52	$15.19	$14.86
Tangible common equity per share (2)	16.49	16.03	15.44	15.11	14.78
Market value per share	33.81	32.80	36.30	38.15	35.10

Capital Ratios
Total stockholders' equity to total assets (2)	11.52%	11.10%	10.62%	10.40%	10.28%
Tangible common equity to tangible assets (2)	11.47%	11.05%	10.57%	10.35%	10.23%
Average stockholders' equity to average assets	11.34%	10.99%	11.14%	10.91%	10.89%
Total risk-based capital	14.04%	13.91%	13.50%	13.06%	13.04%
Common equity tier 1 capital	13.11%	13.00%	12.61%	12.18%	12.16%
Tier 1 risk-based capital	13.11%	13.00%	12.61%	12.18%	12.16%
Leverage	11.57%	11.33%	11.40%	11.19%	11.05%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2019 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Federal funds sold and interest bearing due from banks	$122,189	$86,725	$73,196	$36,985	$71,186
Mortgage loans held for sale	1,727	2,140	2,980	2,975	2,098
Investment securities	437,619	468,856	372,251	401,369	417,708
Loans and leases	2,538,940	2,539,750	2,547,474	2,540,537	2,450,703
Total earning assets	3,100,352	3,096,931	2,990,401	2,973,704	2,931,338
Total assets	3,271,258	3,260,322	3,153,406	3,132,494	3,090,891
Interest bearing deposits	2,048,830	2,012,489	1,874,853	1,846,730	1,893,256
Total deposits	2,743,701	2,738,678	2,590,156	2,548,372	2,563,185
Securities sold under agreement to repurchase and other short-term borrowings	48,956	67,731	116,287	150,173	97,535
FHLB advances	47,962	48,287	48,612	48,929	49,247
Total interest bearing liabilities	2,145,748	2,128,507	2,039,752	2,045,832	2,040,038
Total stockholders' equity	371,070	358,293	351,376	341,637	336,570

Performance Ratios
Annualized return on average assets	1.94%	1.78%	1.75%	1.74%	1.76%
Annualized return on average equity	17.09%	16.23%	15.67%	15.94%	16.15%
Net interest margin, fully tax equivalent	3.89%	3.84%	3.79%	3.88%	3.79%
Non-interest income to total revenue, fully tax equivalent	27.13%	27.86%	28.55%	28.45%	28.47%
Efficiency ratio, fully tax equivalent (3)	55.52%	59.12%	54.43%	55.07%	54.89%

Loans by Type
Commercial and industrial	$827,747	$833,524	$816,252	$855,015	$843,478
Construction and land development	244,548	255,142	233,107	238,224	235,872
Real estate mortgage - commercial investment	586,648	588,610	630,000	622,777	590,942
Real estate mortgage - owner occupied commercial	428,163	426,373	420,098	420,999	407,733
Real estate mortgage - 1-4 family residential	277,847	276,017	274,409	277,735	272,900
Home equity - 1st lien	48,656	49,500	46,062	53,257	51,595
Home equity - junior lien	66,837	70,947	67,105	66,323	64,108
Consumer	45,263	48,058	47,450	43,630	45,760
Total loans and leases	$2,525,709	$2,548,171	$2,534,483	$2,577,960	$2,512,388

Asset Quality Data
Allowance for loan and lease losses to total loans	1.05%	1.00%	1.00%	0.96%	0.96%
Allowance for loan and lease losses to average loans	1.04%	1.01%	1.00%	0.98%	0.99%
Allowance for loan and lease losses to non-performing loans	634%	751%	506%	337%	197%
Non-accrual loans	$3,273	$2,611	$3,982	$6,422	$11,422
Troubled debt restructurings	39	42	792	817	843
Loans past due 90 days or more and still accruing	454	745	212	134	-
Total non-performing loans	3,766	3,398	4,986	7,373	12,265
Other real estate owned	878	1,018	1,604	360	360
Total non-performing assets	4,644	4,416	6,590	7,733	12,625
Non-performing loans to total loans	0.15%	0.13%	0.20%	0.29%	0.49%
Non-performing assets to total assets	0.14%	0.13%	0.20%	0.23%	0.38%
Net charge-offs (recoveries)	$(330)	$(312)	$386	$565	$1,417
Net charge-offs (recoveries) to average loans (4)	-0.01%	-0.01%	0.02%	0.02%	0.06%

Other Information
Total assets under management (in millions)	$2,970	$2,765	$2,969	$2,852	$2,883
Full-time equivalent employees	596	591	593	581	589

(1) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(2) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity in accordance with applicable regulatory requirements, a non-GAAP disclosure. The Company provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy.

	Quarterly Comparison
	3/31/19	12/31/18	9/30/18	6/30/18	3/31/18

Total stockholders equity - GAAP (a)	$377,994	$366,500	$352,980	$345,515	$337,702
Less: Goodwill	(682)	(682)	(682)	(682)	(682)
Less: Core deposit intangible	(1,015)	(1,057)	(1,098)	(1,139)	(1,182)
Tangible common equity - Non-GAAP (c)	$376,297	$364,761	$351,200	$343,694	$335,838

Total assets - GAAP (b)	$3,281,016	$3,302,924	$3,324,797	$3,323,840	$3,285,480
Less: Goodwill	(682)	(682)	(682)	(682)	(682)
Less: Core deposit intangible	(1,015)	(1,057)	(1,098)	(1,139)	(1,182)
Tangible assets - Non-GAAP (d)	$3,279,319	$3,301,185	$3,323,017	$3,322,019	$3,283,616

Total shareholders' equity to total assets - GAAP (a/b)	11.52%	11.10%	10.62%	10.40%	10.28%
Tangible common equity to tangible assets - Non-GAAP (c/d)	11.47%	11.05%	10.57%	10.35%	10.23%

Number of outstanding shares (e)	22,823	22,749	22,746	22,746	22,730

Book Value per Share - GAAP (a/e)	$16.56	$16.11	$15.52	$15.19	$14.86
Tangible Common Equity per Share - Non GAAP (c/e)	16.49	16.03	15.44	15.11	14.78

(3) - The efficiency ratio, a non-GAAP measure, equals total non interest expense divided by the sum of fully tax equivalent net interest income and non interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable.

(4) - Quarterly net charge-offs (recoveries) to average loans ratios are not annualized.

CONTACT:
Nancy B. Davis
Executive Vice President and
Chief Financial Officer
(502) 625-9176